EXHIBIT 10.10

February 14, 2003

Mr. Timonthy Demarest

24 High Street

Summit, New Jersey 07901

Re: Offer of Employment

Dear Mr. Demarest:

I am pleased to extend an offer of employment with M.H. MEYERSON & CO., INC. (“Meyerson” or the “Company”) as Executive Vice President, Chief Technology Officer reporting directly to the Chief Executive Officer, John P. Leighton (the “CEO”). Your employment with the Company is expected to commence on or about February 18, 2003 (the “Commencement Date”).

The terms of the Company’s offer are as follows:

1.	For the 24 months beginning with your start date and ending the day before your 24 month anniversary (the “Term”), in return for your best efforts, you will receive a base salary of $700,000 during the Term paid at the annual rate of $350,000. In addition, after the end of the first quarter of this calendar year, you will receive a special bonus of $100,000 to be paid in due course after March 31, 2003.

2.	You also will receive a grant of options to purchase 200,000 shares of Meyerson common stock with a strike price of $.48/share that will vest over two years and expire after five years. You will receive options to purchase an additional 75,000 shares of Meyerson common stock in six months with a strike price based on the then existing market price as determined in accordance with the Company’s 2000 Stock Option Plan or a newly-created stock option plan.

3.	You will be reviewed six months after the commencement date of your employment for an adjustment to compensation. Any such adjustment will be based solely on your performance.

4.	During the Term the Company shall pay you a semi-annual cash incentive bonus (the “Incentive Bonus”) of one and one-half (1.5%) percent of the Company’s “Income before income taxes” as reflected in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). The Incentive Bonus is payable as follows: (i) the Incentive Bonus for the six-month period ending July 31st shall be paid thirty (30) days after the Company files its Report on Form 10-Q for the quarter ended July 31st of the applicable year with the SEC; and (ii) the Incentive Bonus for the period ending January 31st shall be paid thirty (30) days after the Company’s independent auditors (the “Auditors”) shall have completed their audit of the applicable fiscal year’s results. All calculations of the Incentive Bonuses shall be adjusted upwards or downwards, as the case may be, and any required additional payments by the Company or repayments by you of excess payments shall be made after the Auditors shall have completed their audit of the applicable fiscal year’s results. You acknowledges that payment of the Incentive Bonus could have an adverse impact on the Company’s ability to maintain compliance with the net capital rules promulgated under the Securities Exchange Act of 1934, as amended (the “Net Capital Rules”). Accordingly, the Company and you agree that if payment or accrual for payment of the amount due pursuant to an Incentive Bonus would cause the Company to have less than One Million Five Hundred Thousand Dollars ($1,500,000) in Net Capital (as defined under the Net Capital Rules), the Company shall only be required to pay you, or accrue for payment, such amount of the Incentive Bonus as would allow the Company to maintain Net Capital of not less than One Million Five Hundred Thousand Dollars ($1,500,000) and the balance of such Incentive Bonus shall be forfeited by you.

5.	Upon construction of a management bonus pool you will be considered for participation at a level to be determined then. Management will use its best efforts to establish that pool promptly.

6.	You will be eligible for such override of the net profits of Meyerson’s technology business that you will foster, manage and promote as may be mutually agreed upon by you and the Company.

7.	For the current calendar year, if the amounts to be paid you in paragraphs 4, 5 and 6 do not together equal $225,000, the Company will make up the difference.

8.	If before the end of the Term, you leave Meyerson voluntarily or Meyerson terminates you with cause, other than salary earned as of the date of termination, you shall not receive any severance, separation payment or other compensation, including any portion of the aforementioned guarantees that has not already been paid to you. If Meyerson terminates your employment without cause before the end of the Term, you will be paid any portions of the guaranteed amounts that have not already been paid to you provided that you provide Meyerson with a release in a form acceptable to Meyerson. If Meyerson terminates your employment without cause before the end of the Term, Meyerson will pay you any salary earned but not paid as of the date of termination, whether or not you provide a release.

•	For purposes of this letter, “best efforts” shall include your adherence to reasonable performance standards that the CEO may establish from time to time. For purposes of this letter, “cause” shall mean: (i) deliberate or intentional failure by you to perform your material duties hereunder, including your intentional refusal to act upon a reasonable instruction from the CEO; (ii) an intentional act of fraud, embezzlement, or theft or other material violation of law; (iii) intentional wrongful damage to material assets of Meyerson; (iv) intentional wrongful disclosure of material confidential information of Meyerson; (v) intentional wrongful engagement in any competitive activity which would constitute a breach of this agreement and/or of your duty of loyalty; (vi) intentional breach of any material employment policy of Meyerson; (vii) your failure to maintain any registration, license or other authorization required to perform your duties hereunder which failure is not cured within 45 days notice to you; or (viii) your violation of any law, rule, or regulation of any governmental authority, securities exchange or association or other regulatory or self-regulatory body which violation is not cured immediately upon notice to you of such violation.

No act, or failure to act, on your part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by you in the absence of good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interest of Meyerson.

7.	You will be eligible to participate in a range of health and welfare benefits, which will be effective the first month following the date of hire.

8.	This offer is contingent upon the following:

•	Your provision of evidence of your ability to work legally in the United States as required by the Immigration Reform and Control Act of 1986;

•	Your successful completion of a drug-screening test (details will follow);

•	Your successful completion of the firms’ screening process, which includes, but is not limited to, receipt of satisfactory reference and background checks, including your federal income tax return or your W-2 for the past two years; and

•	Your execution of a confidentiality and proprietary information agreement and your obtaining all necessary licenses.

9.	You agree that you are not presently subject to a non-competition agreement, non-solicitation agreement, or any other agreement that may hinder or prevent you from fulfilling, in whole or in part, your new role at Meyerson.

10.	This letter is not a guarantee of continued employment for any length of time. Thus, you also agree that you will be an employee at will, i.e., you or Meyerson can terminate your employment at any time, with or without cause. In addition, during your employment, you will be subject to all the management, compliance and other policies of the Company as the Company may determine such policies from time to time.

11.	This agreement supersedes all previous discussions and agreements, written or verbal, and constitutes the entire agreement between you and Meyerson. You further agree and acknowledge that in accepting our offer of employment, you have not relied, to your detriment or otherwise, on any statements, promises, or assurances except those expressly set forth herein. You acknowledge that you have entered this agreement of your own free will, after the opportunity to obtain advice of counsel, and after ample consideration. This agreement must be signed by both parties and may not be amended except in a writing signed by both parties. This agreement is binding on Meyerson’s successors and assigns.

12.	You understand that the terms and conditions of this offer are provisional and are subject to Board approval. Management will use its best efforts to obtain that approval immediately upon your acceptance of this offer.

We believe that you will make an important contribution to fulfilling Meyerson’s goals and we look forward to having you join the Meyerson team.

Sincerely yours,

/s/ John P. Leighton
John P. Leighton Chief Executive Officer M.H. MEYERSON & CO., INC.

Acknowledged and Accepted

/s/ Timothy Demarest	February 14, 2003
Timothy Demarest	Date of Acceptance

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